SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   March 30, 2020

COMMUNITY FIRST BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	001-38074	82-1147778
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3175 Highway 278, Covington, Georgia	30014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 786-7088

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers

(e) On March 30, 2020, Community First Bancshares, Inc. (the “Company”) and Newton Federal Bank (the “Bank”) entered into an employment agreement with Robert Vickers, Chief Operating Officer of the Company and the Bank.
The employment agreement has an initial term of one year.  Each year, the boards of directors of the Company and the Bank may renew the terms of the employment agreement for another year so that it again becomes a one-year term.  If the Company or the Bank enters into a transaction that would constitute a “change in control” under the agreements, the term of the agreement will automatically extend to one year from the effective date of the change in control.
Under the employment agreement, the current annual base salary for Mr. Vickers is $160,000.  Mr. Vickers’ base salary will be reviewed at least annually to determine whether an increase is appropriate.  In addition to base salary, Mr. Vickers is entitled to participate in bonus and incentive programs and benefit plans available to management employees and will be reimbursed for all reasonable business expenses incurred.
Under the employment agreement, if the Company or the Bank terminates Mr. Vickers’ employment for “cause,” as that term is defined in the employment agreement, he will not receive any compensation or benefits after the termination date other than compensation and benefits that have accrued through the date of the termination.  If the Company or the Bank terminates Mr. Vickers’ employment without cause or if he terminates employment for “good reason,” as that term is defined in the employment agreement, the Company or the Bank will pay the executive an amount equal to the greater of (i) the base salary or (ii) the average monthly compensation (as defined in the agreement) that would be due to the executive for the remaining term of the agreement. The payment will be made in a lump sum within five days of the executive’s termination. If the termination of employment occurs during the term of the employment agreement but following a change in control, Mr. Vickers will receive a payment equal to one times the average base salary, bonus and profit sharing contributions paid or provided to him during the calendar year immediately preceding the change in control or, if greater, the annualized base salary, bonus and profit sharing contributions.  The payment will be made in a lump sum within five days following the termination of employment.
The employment agreement also contains certain post-employment obligations (non-competition and non-solicitation) that may apply for 12 months following a termination of employment depending on the nature of the termination.

The foregoing description of the employment agreements does not purport to be complete and it is qualified in its entirety by reference to copies of the employment agreements included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number Description

Exhibit 10.1	Employment Agreement between Newton Federal Bank, Community First Bancshares, Inc. and Robert Vickers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMMUNITY FIRST BANCSHARES, INC.

DATE: April 3, 2020	By:	/s/ Tessa M. Nolan
Tessa M. Nolan
Senior Vice President and Chief Financial Officer